Exhibit 10.14
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 20, 2025 (the “Effective Date”), between Mark Schiller (“Executive”) and Kezar Life Sciences, Inc. (the “Company”). Certain capitalized terms in this Agreement are defined in Article 7. On the Effective Date, this Agreement shall amend, restate and supersede the Prior Agreement in its entirety.
RECITALS
A.The Company is a biopharmaceutical company.
B.The Company desires to employ Executive, or to continue Executive’s employment, in the position set forth below, and Executive wishes to be employed, or continue to be employed, by the Company in such position, upon the terms and conditions set forth in this Agreement.
AGREEMENT
    NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:
ARTICLE 1
PRELIMINARY MATTERS
1.1Effectiveness of Agreement. This Agreement shall be effective on the Effective Date.
ARTICLE 2
TERMS OF EMPLOYMENT
1.1Appointment. Executive will serve as Chief Legal Officer, reporting to the Chief Executive Officer. Executive shall perform the duties that are consistent with such position and that may be assigned to Executive by the Company from time to time. During Executive’s employment with the Company, Executive shall (i) devote substantially all of Executive’s business efforts to the Company, and (ii) faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which the Company is engaged, perform all duties that may be required of Executive by this Agreement, the Company’s policies and procedures, and such other duties and responsibilities as may be assigned to Executive from time to time, as well as the directives of the Board. During Executive’s employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the Board or Chief Executive Officer. As of the Effective Date, this Agreement amends, restates and supersedes the Prior Agreement in its entirety.
1.2Employment Term. Executive will be employed by the Company on an “at-will” basis. This means that either the Company or Executive may terminate Executive’s employment at any time, for any reason, with or without Cause, and with or without advance notice (provided that Resignation for Good Reason (as defined below) requires certain advance notice by Executive of Executive’s termination of employment). Subject to the terms herein, it also means that Executive’s job title, duties, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without advance notice at any time in the Company’s sole discretion. This at-will employment relationship shall not be modified by any conflicting actions or representations of any Company employee or other party before or during the term of Executive’s employment.

1.3Compensation.
a)Annual Base Salary.  Executive’s current annual base salary is $464,600 per year (“Annual Base Salary”), payable in equal installments, less applicable deductions and withholdings, in accordance with the Company’s standard payroll practices. Executive’s Annual Base Salary shall be subject to review by the Company’s Board or compensation committee and may be adjusted, from time to time.
b)Benefits. Subject to the terms and conditions thereof and all eligibility requirements, Executive may participate in the employee benefits and benefit plans that the Company generally makes available to its full-time employees and for which Executive is eligible in accordance with the Company’s policies as in effect from time to time. Executive will also be eligible for vacation in accordance with the Company’s vacation policy as in effect from time to time. The benefits and benefit plans made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice.
c)Stock Options. Executive was previously granted options to purchase shares of the Company’s common stock, which shall continue to be governed by the terms and conditions of the applicable stock option agreements, grant notices and the Company’s 2018 Equity Incentive Plan. At the discretion of the Board or the Company’s compensation committee, Executive shall be eligible to receive additional options to purchase shares of the Company’s common stock.
d)Bonus. In addition to Annual Base Salary, Executive shall be eligible to earn an annual performance bonus (the “Annual Bonus”) of up to 40% of Executive’s Annual Base Salary (the “Target Performance Bonus”). Whether Executive receives the Annual Bonus, and the amount of the Annual Bonus, will be determined by the Board in its sole discretion and will be based upon Executive’s attainment of objectives to be determined by the Board (or the compensation committee thereof), Executive’s continued employment with the Company, and any other criteria as determined by the Board. If earned, any Annual Bonus shall be paid to Executive, less authorized deductions and applicable withholdings, on or before March 15th following the calendar year during which such bonus was earned. Except as provided in Sections 3.2 and 4.2, Executive must be actively employed with the Company on both the Annual Bonus determination and payment dates in order to earn the Annual Bonus (and has not given notice of resignation by those dates). Accordingly, Executive will not be eligible for, and will not earn, any Annual Bonus (including prorated bonus) if Executive’s employment terminates for any reason before either the Annual Bonus determination or payment date.
1.4Reimbursement of Expenses. The Company shall reimburse Executive for Executive’s necessary and reasonable business expenses incurred in connection with Executive’s duties in accordance with the Company’s generally applicable policies.
1.5Indemnification/D&O Insurance. If Executive is made a party, is threatened to be made a party or reasonably anticipates being made a party, to any formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was an officer of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by the Company’s bylaws against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, as more fully described and subject to the terms and conditions of the indemnification agreement to be entered into between the Company and Executive (the “Indemnification Agreement”). Subject to the terms and conditions of the Indemnification Agreement, so long as Executive shall continue to serve as an officer of the Company (and for any applicable periods after termination with respect to acts performed as an employee of the Company), the Company shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (the “D&O Insurance”) in reasonable amounts and Executive shall be covered under the D&O Insurance to the same extent as other of the Company’s executives.
ARTICLE 3
COVERED TERMINATION SEVERANCE BENEFITS
1.1Severance Benefits. Upon a Covered Termination (as defined in Section 7.11), and subject to Executive’s satisfaction of the Severance Preconditions set forth in Sections 5.2 to 5.5, Executive shall be eligible to receive the benefits set forth in this Article 3. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
1.2Salary and Pro-Rata Bonus Payment. Subject to Executive’s satisfaction of the Severance Preconditions and provided that there is a Covered Termination, the Company shall pay Executive a severance payment equal to (i) the sum of Executive’s Monthly Base Salary and Pro-Rata Bonus multiplied by (ii) the number of months in the Covered Termination Severance Period, less applicable deductions and withholdings (the “Covered Termination Severance Payment”). “Covered Termination Severance Period” means the period of twelve (12) months. The Covered Termination Severance Payment shall be payable in a single lump sum within 60 days following the effective date of the Release.
1.3Health Continuation Payments.
    a) Subject to Executive’s satisfaction of the Severance Preconditions and provided that there is a Covered Termination, the Company will pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premium for Executive, Executive’s spouse and any dependents for the group health plan maintained by the Company for the month in which the Covered Termination occurs, subject to applicable tax withholdings but grossed up for all taxes owed by the Executive on such payment, for the duration of the Covered Termination Benefits Period. “Covered Termination Benefits Period” means the period of twelve (12) months commencing on the Termination Date. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health insurance plan of a subsequent employer.
    b) For purposes of this Section 3.3, (i) references to COBRA shall be deemed to include analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
ARTICLE 4
CHANGE IN CONTROL SEVERANCE BENEFITS
1.1Severance Benefits. Upon a Change in Control Termination (as defined in Section 7.6), and subject to Executive’s satisfaction of the Severance Preconditions set forth in Sections 5.2 to 5.5, Executive shall be eligible to receive the benefits set forth in this Article 4. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
1.2Salary and Pro-Rata Bonus Payment. Subject to Executive’s satisfaction of the Severance Preconditions and provided that there is a Change in Control Termination, the Company shall pay Executive a severance payment equal to (i) the sum of Executive’s Monthly Base Salary and Pro-Rata Bonus multiplied by (ii) the number of months in the Change in Control Severance Period, less applicable withholdings and deductions (the “Change in Control Severance Payment”). “Change in Control Severance Period” means the period of twelve (12) months. The Change in Control Severance Payment shall be payable in a single lump sum within 60 days following the effective date of the Release.
1.3Health Continuation Payments.
a)Subject to the Executive’s satisfaction of the Severance Precondition and provided that there is a Change in Control Termination, the Company will pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premium for Executive, Executive’s spouse and any dependents for the group health plan maintained by the Company for the month in which the Change in Control Termination occurs, subject to applicable tax withholdings but grossed up for all taxes owed by the Executive on such payment, for the duration of the Change in Control Benefits Period. “Change in Control Benefits Period” means the period of twelve (12) months commencing on the Termination Date. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health insurance plan of a subsequent employer.
b)For purposes of this Section 4.3, (i) references to COBRA shall be deemed to include analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
1.4Stock Awards. Subject to the Executive’s satisfaction of the Severance Precondition and upon a Change in Control Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or restricted stock units with respect to the stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full, and such options to the extent not exercised shall expire ninety (90) days after the Termination Date and (ii) any reacquisition or repurchase rights held by the Company with respect to common stock of the Company issued or issuable) pursuant to any other stock award granted to Executive or stock purchase agreement executed by Executive shall lapse.
ARTICLE 5
LIMITATIONS AND CONDITIONS ON BENEFITS
1.1Rights Conditioned on Compliance. Executive’s rights to receive all severance benefits described in Article 3 and Article 4 shall be conditioned upon and subject to Executive’s compliance with the limitations and conditions on benefits as described in this Article 5. In particular, Executive must fulfill the conditions set forth in Sections 5.2 to 5.5 (collectively, the “Severance Preconditions”) before receipt of any of the severance benefits provided in either Article 3 or Article 4 of this Agreement.
1.2Release Prior to Payment of Benefits. Upon the occurrence of a Covered Termination or Change in Control Termination, as applicable, and prior to Executive earning any entitlement to any severance or separation benefits under this Agreement on account of such Covered Termination or Change in Control Termination, as applicable, Executive must execute a separation agreement and general release of claims in favor of the Company and in a form presented by the Company (the “Release”) within the timeframe specified therein, and such Release must become effective in accordance with its terms, but in no event later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline Date”). The Company may modify the Release in its discretion to comply with applicable law at any time prior to Executive’s execution of such Release. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Confidential Information and Inventions Assignment Agreement and any similar obligations under applicable law. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute and deliver such Release within the applicable period, no benefits shall be provided or payable under this Agreement, and Executive shall forfeit and have no further rights to any severance benefits or payments pursuant to this Agreement.
1.3Continuation of Service until Date of Termination. Executive shall continue to provide service to the Company in good faith until the Termination Date, unless such performance is otherwise excused in writing by the Company.
1.4Return of Company Property. Not later than the Termination Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. Executive agrees to provide the Company with a certification that the necessary copying and/or deletion is done.
1.5Cooperation and Continued Compliance with Restrictive Covenants.
a)Following the Termination Date, Executive shall cooperate fully, at reasonable times as agreed upon between Executive and the Company, with the Company in connection with its actual or contemplated defense, prosecution or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. However, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and is not required to notify the Company that Executive has made such reports or disclosures. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. The Company will reasonably accommodate Executive’s scheduling needs with respect to any such cooperation after the Termination Date.
b)Following the Termination Date, Executive shall continue to abide by all of the terms and provisions of the Confidential Information and Inventions Assignment Agreement (and any other comparable agreement signed by Executive), in accordance with its terms.
c)Executive acknowledges and agrees that Executive’s obligations under this Section 5.5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Accordingly, Executive agrees that upon any breach of Section 5.5 herein, Executive agrees that Executive will forfeit, effective as of the date of any breach, any right, entitlement, claim or interest in or to any unpaid portion of the severance payments or benefits provided in Article 3 or Article 4, and that any threatened or actual violation or breach of this Section will constitute immediate and irreparable injury to the Company. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5.5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
1.6Parachute Payments.
a)Parachute Payment Limitation.  If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Executive on a net after-tax basis is greater than what would be received by the Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.
b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5.6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
1.7Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control or any other similar event or reason, the severance benefits payable under either Article 3 or Article 4 of this Agreement shall be correspondingly offset. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.
1.8Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Change in Control Termination or Covered Termination (except as expressly provided in Sections 3.3 and 4.3 above).
1.9Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Change in Control Termination or Covered Termination, the Company reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness.
1.10Application of Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments will not be provided to Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of Executive’s death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules will apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement will be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without Executive’s consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of severance benefits hereunder or imposition of any additional tax. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as result of Section 409A.
1.11Tax Withholding. All payments under this Agreement shall be subject to applicable withholding and deductions for federal, state and local income and employment taxes.
1.12No Duplication of Severance Benefits. The severance and other benefits provided in Article 3 and Article 4 are mutually exclusive of each other, and in no event shall Executive receive any severance or other benefits pursuant to both Article 3 and Article 4.
ARTICLE 6
TERMINATION WITH CAUSE OR BY VOLUNTARY RESIGNATION;
OTHER RIGHTS AND BENEFITS
1.1Termination for Cause by the Company. If the Company terminates the Executive’s employment with the Company for Cause, then upon such termination, the Company shall have no further obligation to Executive hereunder except for the payment or provision, as applicable, of (i) Executive’s base salary accrued through the Termination Date, (ii) all unreimbursed expenses (if any), subject to Sections 2.4 and 5.10, (iii) payment for all accrued, unused vacation days and (iv) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”). For the avoidance of doubt, Executive shall have no right to receive (and Other Benefits shall not include) any amounts under any Company severance plan or policy or pursuant to Article 3 or Article 4 of this Agreement, upon Executive’s termination for Cause.

1.2Termination by Voluntary Resignation by the Executive (other than Resignation for Good Reason). Upon any voluntary resignation by Executive that is not a Resignation for Good Reason, the Company shall have no further obligation to the Executive hereunder except for the payment of (i) Executive’s base salary accrued through the Termination Date, (ii) all unreimbursed expenses (if any), subject to Section 2.4 and Section 5.10, (iii) payment for all accrued, unused vacation days and (iv) the payment or provision of any Other Benefits. For the avoidance of doubt, Executive shall have no right to receive (and Other Benefits shall not include) any amounts under any Company severance plan or policy or pursuant to Article 3 or Article 4 of this Agreement, upon any voluntary resignation by Executive that is not a Resignation for Good Reason.
1.3Other Rights and Benefits. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Article 1, Article 5, Section 6.1 and Section 6.2 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.
ARTICLE 7
DEFINITIONS
Unless otherwise provided, for purposes of this Agreement, the following definitions shall apply:
1.1“Board” means the Board of Directors of the Company.
1.2“Cause” shall mean a determination by the Company based upon reasonably available information of Executive’s: (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes harm to the Company; (ii) material breach of any agreement to which the Executive and the Company are a party resulting in harm to the Company; (iii) failure to comply with the Company’s written policies or rules resulting in material harm to the Company or its employees; (iv) commission, conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) negligence or willful misconduct relating to Executive’s performance of his duties on behalf of the Company resulting in material harm to the Company; (vi) continuing failure to perform material and lawfully assigned duties after receiving written notification of the failure from the Company’s Chief Executive Officer; or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation without prejudice or personal liability to Executive. With respect to clause (vi), Executive will be given written notice and a 15-day period in which to cure such breach. Executive agrees that the breach of any confidentiality obligation to the Company or any subsidiary shall not be curable to any extent.
1.3“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
a)Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act Person”), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
b)There is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or
c)There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.
The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the participant shall supersede the foregoing definition with respect to stock awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).
1.4“Change in Control Benefits Period” has the meaning ascribed in Section 4.3.
1.5“Change in Control Severance Period” has the meaning ascribed in Section 4.2.
1.6 “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs within the period beginning three (3) months prior to and ending twelve (12) months following the effective date of a Change in Control or Dissolution Event, provided that any such termination is a “Separation from Service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability shall not be deemed Change in Control Terminations.
1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.8“Code” means the Internal Revenue Code of 1986, as amended.

1.9“Company” means Kezar Life Sciences, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.
1.10“Confidential Information and Inventions Assignment Agreement” means Executive’s Employee Confidential Information and Inventions Assignment Agreement with the Company, dated February 26, 2019 (or any successor agreement thereto).
1.11 “Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” provided that any such termination is a “Separation from Service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability, other than a Permanent Disability, shall not be deemed a Covered Termination. If an Involuntary Termination Without Cause or Resignation for Good Reason qualifies as a Change in Control Termination, it shall not constitute a Covered Termination.
1.12“Covered Termination Benefits Period” has the meaning ascribed in Section 3.3.
1.13“Covered Termination Severance Period” has the meaning ascribed in Section 3.2.
1.14“Dissolution Event” means the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur.
1.15“Involuntary Termination Without Cause” means Executive’s employment termination by the Company for reasons other than Cause and other than as a result of death or disability; provided however, that for purposes of a Covered Termination, Involuntary Termination Without Cause shall include Executive’s employment termination by the Company for reasons of Permanent Disability.
1.16“Monthly Base Salary” means 1/12th of Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of a Covered Termination or a Change in Control Termination, as applicable.
1.17“Permanent Disability” means total and permanent disability as defined in Code Section 22(e)(3).
1.18“Prior Agreement” means that certain Executive Employment Agreement, dated April 6, 2023, by and between the Company and Executive.
1.19“Pro-Rata Bonus” means 1/12th of the greater of (i) the average Target Performance Bonus paid to Executive for the three (3) years preceding the date of the Covered Termination or the Change in Control Termination, as applicable (or such lesser number of years during which the Executive has been employed by the Company), or (ii) annual Target Performance Bonus in effect on the date of a Covered Termination or a Change in Control Termination, as applicable.
1.20“Resignation for Good Reason” means Executive’s resignation from all employment positions Executive then holds with the Company within ninety (90) days following any of the following events taken without Executive’s consent, provided that Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days thereafter:
a)A decrease in Executive’s total target cash compensation (Annual Base Salary and Target Performance Bonus) of more than 10% (i.e., a material reduction in Executive’s base compensation), other than in connection with a decrease in compensation for all comparable executives of the Company and other than as a result of Executive’s lack of attainment of objectives as determined by the Board (or compensation committee of the Board);
b)Executive’s authority, job duties or responsibilities are materially reduced; provided, that Executive shall not be deemed to have a “Resignation for Good Reason” if the Company survives as a separate legal entity or business unit following the Change in Control and Executive holds materially the same position, duties and responsibilities as Executive held before the Change in Control;
c)A change in the geographic location of Executive’s principal place of work that results in an increase in your one-way commute by more than twenty miles; or
d)The Company’s material breach of this Agreement.
1.21“Termination Date” means the effective date of the Change in Control Termination, the Covered Termination, Executive’s resignation (whether Resignation for Good Reason or otherwise) or a termination for Cause, as applicable.
ARTICLE 8
GENERAL PROVISIONS
1.1Employment Status. This Agreement does not constitute a contract of employment for a specified duration or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.
1.2Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of (i) personal delivery (including personal delivery by facsimile or email transmission to a facsimile number or email address designated in advance by the receiving party) or (ii) the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.
1.3Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
1.4Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
1.5Complete Agreement. This Agreement, including the Confidential Information and Inventions Assignment Agreement and the Indemnification Agreement, constitute the entire agreement between Executive and the Company and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements including the Prior Agreement with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.

1.6Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be amended only upon the mutual written consent of the Company and Executive. The written consent of the Company to an amendment of this Agreement must be signed by an executive officer of the Company (other than Executive) after such amendment has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Article 4 hereof.
1.7Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. This Agreement may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
1.8Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
1.9Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
1.10Choice of Law. Because of the Company’s and Executive’s interests in ensuring that disputes regarding this Agreement are resolved on a uniform basis, the parties agree that all questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard for any conflict of law principles. Further, the parties consent to the jurisdiction of the state and federal courts of the State of California for all purposes in connection with this Agreement. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which Executive or the Company may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.
1.11Arbitration. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, Executive will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or Executive’s employment with the Company (including but not limited to all statutory claims); or the termination of Executive’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought solely in an individual capacity, and will not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class will proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section will be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company will pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. This section will not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
1.12Construction of Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.
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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the Effective Date written above.

KEZAR LIFE SCIENCES, INC.			EXECUTIVE

By:	/s/ Christopher Kirk, Ph.D.	By:	/s/ Mark Schiller
Name:	Christopher Kirk, Ph.D.	Name:	Mark Schiller
Title:	Chief Executive Officer